Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283

GENESCO REPORTS FIRST QUARTER FISCAL 2013 RESULTS

—First Quarter Comparable Store Sales Increased 9%—

— Company Raises Fiscal 2013 Outlook —

NASHVILLE, Tenn., May 23, 2012 — Genesco Inc. (NYSE:GCO) today reported earnings from continuing operations for the first quarter ended April 28, 2012, of $20.8 million, or $0.86 per diluted share, compared to earnings from continuing operations of $15.0 million, or $0.63 per diluted share, for the first quarter ended April 30, 2011. Fiscal 2013 first quarter results reflect pretax items of $3.1 million, or $0.12 per diluted share after tax, primarily including compensation expense related to deferred purchase price payments in connection with the acquisition of Schuh Group Limited in June 2011, decreased by a tax rate adjustment reflecting the tax treatment of the deferred purchase price. As previously announced, because the obligation to pay the deferred purchase price for Schuh is contingent upon the continued employment of the payees, U.S. Generally Accepted Accounting Principles require that it be treated as compensation expense. Fiscal 2012 first quarter results also reflect pretax items totaling $1.2 million, or $0.04 per diluted share after tax, related to asset impairments and other expenses.

Adjusted for the items described above in both periods, earnings from continuing operations were $23.8 million, or $0.98 per diluted share, for the first quarter of Fiscal 2013, compared to earnings from continuing operations of $15.7 million, or $0.67 per diluted share, for the first quarter of Fiscal 2012. For consistency with Fiscal 2013’s previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. Additionally, the Company believes that the presentation of earnings from continuing operations before the compensation expense associated with the Schuh deferred purchase price will enable investors to understand the effect attributable to incorporating a continuing employment condition into the obligation to pay deferred purchase price. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release.

Net sales for the first quarter of Fiscal 2013 increased 25% to $600 million from $482 million in the first quarter of Fiscal 2012, reflecting the addition of sales from Schuh and a comparable store sales increase of 9%. The Lids Sports Group’s comparable store sales increased by 4%, the Journeys Group increased by 12%, and Johnston & Murphy Retail increased by 4%.

Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “Our first quarter results reflect the continuation of the positive sales trends that have characterized our business for the past several quarters. The combination of favorable fashion trends, excellent execution, and the strong strategic positions of our businesses has helped us maintain momentum even in the face of tougher comparisons. The strength in sales once again drove improved expense leverage and profitability above expectations.”

Dennis also discussed the Company’s updated outlook. “Based on first quarter performance and current visibility, we are raising our guidance. We now expect adjusted Fiscal 2013 diluted earnings per share to be in the range of $4.70 to $4.82, an increase from our previous guidance range of $4.58 to $4.70. The new outlook represents an increase of 15% to 18% over last year’s adjusted earnings per share of $4.09. Consistent with previous guidance, these expectations do not include expected non-cash asset impairments and other charges, which are estimated in the range of $1.4 million to $2.5 million pretax, or $0.04 to $0.06 per share, after tax, in Fiscal 2013. They also do not reflect compensation expense associated with the Schuh deferred purchase price as described above, which is currently estimated at approximately $12.0 million, or $0.49 per diluted share, for the full year. The revised guidance assumes a comparable sales increase of 3% to 4% for the full fiscal year.” A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Dennis concluded, “We are very pleased with our start to Fiscal 2013. Our sales and merchandising strategies are continuing to generate strong results. At the same time, initiatives aimed at further enhancing our ecommerce capabilities and expanding our retail footprint in both the U.S. and abroad are progressing well. We remain optimistic about the Company’s prospects and are pleased with our progress toward our near-term and long-term goals.”

Conference Call and Management Commentary

The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company’s live conference call on May 23, 2012 at 7:30 a.m. (Central time), may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, earnings and operating margins), and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out bonus potentially payable to Schuh management in four years based on the achievement of certain performance objectives; the costs of responding to and liability in connection with the network intrusion announced in December 2010; the timing and amount of non-cash asset impairments; weakness in the consumer economy; competition in the Company’s markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company’s retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company’s ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company’s shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,380 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Underground by Journeys, Schuh, Lids, Lids Locker Room, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundbyjourneys.com, www.schuh.co.uk, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsteamsports.com, www.lidsclubhouse.com, www.suregripfootwear.com and www.dockersshoes.com. The Company’s Lids Sports Group division operates the Lids headwear stores and the lids.com website, the Lids Locker Room and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand, SureGrip, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

GENESCO INC.

Consolidated Earnings Summary

	Three Months Ended
	April 28,	April 30,
In Thousands	2012	2011
Net sales	$600,144	$481,502
Cost of sales	290,841	233,960
Selling and administrative expenses	273,161	220,773
Asset impairments and other, net	135	1,244

Earnings from operations	36,007	25,525
Interest expense, net	1,117	514

Earnings from continuing operations before income taxes	34,890	25,011
Income tax expense	14,099	10,036

Earnings from continuing operations	20,791	14,975
Provision for discontinued operations, net	(177)	(182)

Net Earnings	$20,614	$14,793

Earnings Per Share Information

	Three Months Ended
	April 28,	April 30,
In Thousands (except per share amounts)	2012	2011
Preferred dividend requirements	$46	$49

Average common shares—Basic EPS	23,597	22,940

Basic earnings per share:
Before discontinued operations	$0.88	$0.65
Net earnings	$0.87	$0.64

Average common and common equivalent shares—Diluted EPS	24,231	23,564

Diluted earnings per share:
Before discontinued operations	$0.86	$0.63
Net earnings	$0.85	$0.63

GENESCO INC.

Consolidated Earnings Summary

	Three Months Ended
	April 28,	April 30,
In Thousands	2012	2011
Sales:
Journeys Group	$263,840	$234,517
Schuh Group	70,312	—
Lids Sports Group	183,136	169,676
Johnston & Murphy Group	51,413	48,051
Licensed Brands	31,266	28,950
Corporate and Other	177	308

Net Sales	$600,144	$481,502

Operating Income (Loss):
Journeys Group	$25,282	$17,458
Schuh Group(1)	(2,951)	—
Lids Sports Group	19,168	14,004
Johnston & Murphy Group	4,009	2,895
Licensed Brands	3,365	3,304
Corporate and Other(2)	(12,866)	(12,136)

Earnings from operations	36,007	25,525
Interest, net	1,117	514

Earnings from continuing operations before income taxes	34,890	25,011
Income tax expense	14,099	10,036

Earnings from continuing operations	20,791	14,975

Provision for discontinued operations, net	(177)	(182)

Net Earnings	$20,614	$14,793

(1)	Includes $3.0 million in deferred payments related to the Schuh acquisition for the three months ended April 28, 2012.
(2)	Includes a $0.1 million charge in the first quarter of Fiscal 2013 primarily for network intrusion expenses. Includes a $1.2 million charge in the first quarter of Fiscal 2012 which includes $0.7 million in asset impairments, $0.4 million for network intrusion expenses and $0.1 million for other legal matters.

GENESCO INC.

Consolidated Balance Sheet

	April 28,	April 30,
In Thousands	2012	2011
Assets
Cash and cash equivalents	$54,824	$56,760
Accounts receivable	47,733	43,858
Inventories	445,245	371,802
Other current assets	65,761	53,855

Total current assets	613,563	526,275

Property and equipment	228,161	196,065
Other non-current assets	418,649	249,404

Total Assets	$1,260,373	$971,744

Liabilities and Equity
Accounts payable	$153,436	$127,434
Current portion long-term debt	10,290	—
Other current liabilities	135,509	99,315

Total current liabilities	299,235	226,749

Long-term debt	25,372	—
Other long-term liabilities	183,996	100,953
Equity	751,770	644,042

Total Liabilities and Equity	$1,260,373	$971,744

GENESCO INC.

Retail Units Operated—Three Months Ended April 28, 2012

	Balance		Acquisi-		Balance			Balance
	01/29/11	Open	tions	Close	01/28/12	Open	Close	04/28/12
Journeys Group	1,168	18	0	32	1,154	9	9	1,154
Journeys	813	14	0	15	812	6	4	814
Underground by Journeys	151	0	0	14	137	0	2	135
Journeys Kidz	149	4	0	1	152	2	2	152
Shi by Journeys	55	0	0	2	53	1	1	53
Schuh Group	0	6	75	3	78	1	0	79
Schuh UK	0	6	51	1	56	1	0	57
Schuh ROI	0	0	8	0	8	0	0	8
Schuh Concessions	0	0	16	2	14	0	0	14
Lids Sports Group	985	40	10	33	1,002	6	7	1,001
Johnston & Murphy Group	156	6	0	9	153	0	1	152
Shops	111	1	0	9	103	0	1	102
Factory Outlets	45	5	0	0	50	0	0	50

Total Retail Units	2,309	70	85	77	2,387	16	17	2,386

Constant Store Sales

	Three Months Ended
	April 28,	April 30,
	2012	2011
Journeys Group	12%	14%
Lids Sports Group	4%	16%
Johnston & Murphy Group	4%	10%

Total Constant Store Sales	9%	14%

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Three Months Ended April 28, 2012 and April 30, 2011

In Thousands (except per share amounts)	3 mos April 2012	Impact on Diluted EPS	3 mos April 2011	Impact on Diluted EPS
Earnings from continuing operations, as reported	$20,791	$0.86	$14,975	$0.63

Adjustments: (1)
Impairment charges	29	—	451	0.02
Deferred payment—Schuh acquisition	2,955	0.12	—	—
Other legal matters	—	—	60	—
Network intrusion expenses	56	—	241	0.02
(Lower) higher effective tax rate	(12)	—	13	—

Adjusted earnings from continuing operations (2)	$23,819	$0.98	$15,740	$0.67

(1)	All adjustments are net of tax where applicable. The tax rate for the first quarter of Fiscal 2013 is 37.0% excluding a FIN 48 discrete item of $0.1 million. The tax rate for the first quarter of Fiscal 2012 is 39.65% excluding a FIN 48 discrete item of $0.1 million.
(2)	Reflects 24.2 million share count for Fiscal 2013 and 23.6 million share count for Fiscal 2012 which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schuh Group

Adjustments to Reported Operating Income (Loss)

Three Months Ended April 28, 2012 and April 30, 2011

In Thousands	3 mos April 2012	3 mos April 2011
Operating income (loss)	$(2,951)	$—

Adjustments:
Deferred payment—Schuh acquisition	2,955	—

Adjusted operating income (loss)	$4	$—

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending February 2, 2013

In Thousands (except per share amounts)	High Guidance Fiscal 2013		Low Guidance Fiscal 2013
Forecasted earnings from continuing operations	$104,243	$4.27	$101,351	$4.15

Adjustments: (1)
Impairment	1,360	0.06	1,360	0.06
Deferred payment—Schuh acquisition	11,844	0.49	11,844	0.49

Adjusted forecasted earnings from continuing operations (2)	$117,447	$4.82	$114,555	$4.70

(1)	All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2013 is 37% excluding a FIN 48 discrete item of $0.4 million.
(2)	Reflects 24.3 million share count for Fiscal 2013 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.